Cincinnati Bell Closes on $540 Million Term Loan B Facility
CINCINNATI-September 10, 2013-Cincinnati Bell Inc. (NYSE: CBB) today announced that it has amended its existing corporate credit agreement to, among other things, incorporate a new $540 million Term Loan B Facility due September 2020 (“the Facility”). The Facility, which was upsized from the $400 million in aggregate principal amount initially sought by the company, is guaranteed by certain subsidiaries of Cincinnati Bell Inc. and includes customary terms and covenants. Pricing on the Facility was set at LIBOR plus 300 basis points (with a LIBOR floor of 1.00%) and 0.75% of original issue discount.
The company intends to use the net proceeds of the Facility, anticipated to be approximately $530 million after the original issue discount, fees and expenses, to redeem all of the $500 million of outstanding 8.25% Senior Notes due 2017 and to pay the associated redemption premium and accrued and unpaid interest.
Safe Harbor Note
This release may contain forward-looking statements regarding future events and our future results that are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “predicts,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned these forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this release and those discussed in other documents we file with the Securities and Exchange Commission (SEC). More information on potential risks and uncertainties is available in our recent filings with the SEC, including Cincinnati Bell's Form 10-K report, Form 10-Q reports and Form 8-K reports. Actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.

About Cincinnati Bell Inc.
With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions - including local and long distance voice, data, high-speed internet, entertainment and wireless services - that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, enterprise customers across the United States rely on CBTS, a wholly-owned subsidiary, for efficient, scalable office communications systems and end-to-end IT solutions. Cincinnati Bell also is the majority owner of CyrusOne (NASDAQ: CONE), which provides best-in-class data center colocation services to enterprise customers through its facilities with fully redundant power and cooling solutions that are currently located in the Midwest, Texas, Arizona, London and Singapore. For more information, please visit www.cincinnatibell.com.

SOURCE: Cincinnati Bell Inc.
Cincinnati Bell Inc.
Investor contact:
Josh Duckworth, +1 513-397-2292
joshua.duckworth@cinbell.com
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